Exhibit 10.15

VERACYTE, INC.
7000 SHORELINE CT., SUITE 250 SOUTH SAN FRANCISCO, CA
94080

March 5, 2008

Giulia Kennedy, Ph.D. 360 Castenada Avenue San Francisco, CA 94116

Dear Giulia,

We are uniformly impressed with your abilities and experience, and we are excited to extend an offer of employment. We hope you find the opportunity to be compelling and we look forward to having you join us as a member of our founding executive team We believe we can provide an environment in which you may continue your professional growth while making key contributions to the success of Veracyte. We are, therefore, pleased to offer you the position of Senior Vice President, Research & Development. Your responsibilities focus primarily on managing the Company's research and development efforts, and ensuring that the Company's goals are met. In this role, you will report to me. You should note that the Company may modify job titles and reporting relationships from time to time as it deems necessa1y.

The terms of this offer are as follows:

1. You will receive a salary of $18,750 per month less all applicable taxes and withholdings, which will be paid in accordance with Veracyte's established payroll schedule, presently semi-monthly.

1.
You will be eligible to receive certain benefits routinely provided to Veracyte employees, which benefits may be changed from time to time. Presently, these include medical, dental and vision, and participation in the Company's 401(k) plan as soon as it is in place, all of which will be further detailed in a separate conversation with Human Resources.

2.	You will be eligible for paid time off and company paid holidays in accordance with Veracyte's established policies. These and other policies are explained fully in the Company's employee handbook.

3.
The Company's Board of Directors has agreed to offer significant equity participation to the members of its founding team Consistent with this philosophy, if you decide to join the Company, you will be granted the option to purchase one percent (1%) of the fully diluted outstanding shares of the Common Stock of Veracyte as recommended and approved by the Company's Board of Directors at its next regularly scheduled meeting following your hire date. The price per share will be equal to the fair market value of the Common Stock on the date of grant, as determined by the Company's Board of Directors. The vesting schedule will be ¼ of the shares vesting on the first anniversa1y of your employment, and then 1/48 of the shares vesting each month for the next 36 months.

4.	In accordance with Federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This

I

documentation must be provided to the Company within three (3) business days of your date of hire, or the Company may terminate its employment relationship with you.

5.
In accordance with the law, employment with the Company is at-will, and may be terminated at any time by you or the Company, with or without cause and with or without notice. However, if employment is terminated by you, the Company requests that you provide a minimum two weeks' notice, or as much notice as possible.

6.
Employment with the Company is contingent upon your signature of, and compliance with, its At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, as well as non-disclosure of Company proprietary information. This agreement outlines, among other provisions, a 1·equirement for resolution by binding arbitration of any dispute arising out of OUI" employment relationship. This arbitration requirement is described in detail in the aforementioned agreement, a copy of which is enclosed with this offer. A signed copy of this agreement must be received by the Company prior to your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This offer of employment expires on March 21, 2008. If you accept our offer, your start date is anticipated to be no later than April 21, 2008. This letter, together with any agreements 1·elating to proprietary tights as herein described, sets forth the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an Officer of the Company and you.

We look forward to your acceptance of this offer, and to working with you at Veracyte, Inc. If you have any questions about this offer or its terms, please feel free to contact me directly at 760-889-7755, or Michele Benjamin (Human Resources) at 707-266-8907.

Sincerely,
/s/ Bonnie Anderson
Bonnie Anderson
Chief Executive Officer

Agreed to and accepted:
Signature:	/s/ Giulia Kennedy
Printed Name:	Giulia Kennedy
Date:	3/10/08

Enclosures:	Duplicate Original letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement